UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

October 18, 2012
(October 17, 2012)
Date of Report
(Date of earliest event reported)

AutoZone, Inc.
(Exact name of registrant as specified in its charter)

Nevada	1-10714	62-1482048
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

123 South Front Street, Memphis, Tennessee	38103
(Address of principal executive offices)	(Zip Code)

(901) 495-6500
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 17, 2012, the Board of Directors of AutoZone, Inc. ("the Company" or "AutoZone") elected Enderson Guimaraes as a director of the Company.

Mr. Guimaraes is Chief Executive Officer of PepsiCo Europe, a role he assumed in September 2012, and is responsible for PepsiCo's food and beverage businesses in Continental Europe as well as the UK and sub-Sahara Africa. He joined PepsiCo in October 2011 as president, Global Operations and was responsible for strategic sourcing management, global operations, business and information solutions and global productivity. He also previously served as president of PepsiCo's Global Nutrition Group. Prior to joining PepsiCo, Mr. Guimaraes served as executive vice president of Electrolux and chief executive officer of its major appliances business for Europe, Africa and the Middle East. Before this, he spent ten years at Philips Electronics, first as a regional marketing executive in Latin America and ultimately as senior vice president and head of global marketing management and general manager of the VidiWall LED display business. Mr. Guimaraes also served as chief executive officer of Philips' Lifestyle Incubator group, an innovation engine which created new businesses and developed them over several years.

The Company's Board of Directors has not yet determined on which committees Mr. Guimaraes will serve.

Additionally, the Company announced that William C. Crowley and Robert R. Grusky will not stand for re-election to the Board of Directors at the Annual Meeting of Stockholders to be held on December 12, 2012, and that the Board of Directors has nominated the remaining eight incumbent directors, including Mr. Guimaraes, for election at the Annual Meeting.

The press release announcing these matters is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release dated October 18, 2012

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AutoZone, Inc.
Dated: October 18, 2012	By:	/s/ HARRY L. GOLDSMITH Harry L. Goldsmith Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

99.1 Press Release dated October 18, 2012.